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                                                                     EXHIBIT 4.5


                     AMENDMENT NO. 1 TO THE EARTHWEB INC.
                           1998 STOCK INCENTIVE PLAN

     Amendment No. 1 (this "Amendment") to the EarthWeb Inc. 1998 Stock Incentive Plan (the "Plan") as of November 17, 1998:

     WHEREAS, the Plan was adopted by the Board of Directors of EarthWeb Inc. (the "Company") on November 9, 1998; and

     WHEREAS, as of November 17, 1998, the Board of Directors of the Company approved this Amendment;

     NOW, THEREFORE, the Plan is hereby amended in the manner set forth below.

     1. The first sentence of Section 3(a) of the Plan shall be deleted in its entirety and be replaced by the following:

     "Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to Awards initially shall be 375,000 Shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2000 equal to two percent (2%) of the number of Shares outstanding as of such date or a lesser number of Shares determined by the Administrator."

     2. Except as amended hereby, the Plan remains unchanged and in full force and effect and is hereby ratified, confirmed and reconfirmed.

     3. All references from and after the date hereof to the Plan, whether contained in any agreement, instrument, document, note, certificate or writing of any kind or character, shall be deemed to mean the Plan as amended by this Amendment.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

                                        EarthWeb Inc.

                                        By:    /s/ Jack D. Hidary
                                           --------------------------
                                           Jack D. Hidary
                                           President and Chief Executive Officer